As filed with the Securities and Exchange Commission on October 2, 2013

Registration No. 333-175459

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRIMSON EXPLORATION INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3037840
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

717 Texas Avenue, Suite 2900

Houston, Texas 77002

(Address of Principal Executive Offices)

AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Name, Address and Telephone Number of Agent for Service:	Copy of Communications to:

John A. Thomas General Counsel and Corporate Secretary 717 Texas Avenue, Suite 2900 Houston, Texas 77002 (713) 236-7400	James M. Prince Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 (713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement of Crimson Exploration Inc. (“Crimson”) on Form S-8 (File No. 333-175459) filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on July 11, 2011 (the “Registration Statement”), which registered 2,000,000 shares of Crimson common stock, par value $0.001 per share (“Common Stock”), under Crimson’s Amended and Restated 2005 Stock Incentive Plan.

Crimson entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Contango Oil & Gas Company, a Delaware corporation (“Contango”), and Contango Acquisition, Inc., a Delaware corporation (“Merger Sub”). Pursuant to the Merger Agreement, on October 1, 2013, Merger Sub merged with and into Crimson (the “Merger”), with Crimson continuing as the surviving corporation as a wholly-owned subsidiary of Contango. Upon completion of the Merger, each outstanding share of Crimson common stock was converted into the right to receive 0.08288 shares of Contango common stock.

As a result of the Merger, Crimson has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, Crimson hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by Crimson in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering, removes from registration any and all Common Stock registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 2nd day of October, 2013.

CRIMSON EXPLORATION INC.

By:	/s/ E. Joseph Grady
Name:	E. Joseph Grady
Title:	Senior Vice President & Chief Financial Officer

Pursuant to the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated and on the 2nd day of October, 2013.

Signature	Title

/s/ Allan D. Keel Allan D. Keel	President, Chief Executive Officer and Director	October 2, 2013

/s/ E. Joseph Grady E. Joseph Grady	Senior Vice President and Chief Financial Officer	October 2, 2013

/s/ B. James Ford B. James Ford	Director	October 2, 2013

/s/ Lon McCain Lon McCain	Director	October 2, 2013

/s/ Lee B. Backsen Lee B. Backsen	Director	October 2, 2013

/s/ Adam C. Pierce Adam C. Pierce	Director	October 2, 2013

/s/ Cassidy J. Traub Cassidy J. Traub	Director	October 2, 2013

/s/ Ni Zhaoxing Ni Zhaoxing	Director	October 2, 2013